Prospectus Supplement

(to Prospectus dated September 1, 2011)

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-140331

5,000,000 Shares of Common Stock

This Prospectus Supplement No. 2 updates the prospectus dated September 1, 2011, of MeetMe, Inc. (formerly named “Quepasa Corporation”) relating to the sale from time to time of up to 1,000,000 shares of our common stock, $0.001 par value per share and 4,000,000 shares of common stock issuable upon exercise of warrants which may be offered by the selling shareholders identified in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus and all previous supplements. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

We are filing this prospectus supplement to reflect the transfer of a warrant from F. Stephen Allen to Warberg WF IV LP by reducing the number of shares of common stock issuable upon the exercise of warrants by F. Stephen Allen by 200,000 shares and disclosing 200,000 shares of common stock issuable upon the exercise of warrants by Warberg WF IV LP. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Shareholders” beginning on page 22 of the prospectus, as amended and supplemented.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering
F. Stephen Allen(1) Warberg WF IV LP(1)(2)	750,000 200,000	750,000 200,000	0 0	0 0

(1)	Represents shares of common stock issuable upon exercise of warrants at $3.55 per share. The warrants expire on June 21, 2017.
(2)

Warberg Asset Management LLC is the general partner and has investment power over these securities. Jonathan Blumberg and Daniel Warsh, as officers of Warberg Asset Management LLC, have individual investment power over these securities.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 30, 2016.